UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Shenandoah Telecommunications Company

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SHENANDOAH TELECOMMUNICATIONS COMPANY
500 Shentel Way
Edinburg, Virginia 22824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2017

To our shareholders:

Notice is hereby given that the 2017 annual meeting of shareholders of Shenandoah Telecommunications Company will be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, May 2, 2017, at 11:00 a.m., local time, for the following purposes:

1.
to consider and vote upon a proposal to elect three directors of the Company to the Board of Directors of the Company (the “Board”) for a term expiring at the annual meeting of shareholders in the year 2020;

2.	to consider and vote upon a proposal to elect one director of the Company to the Board for the remainder of a term expiring at the annual meeting of shareholders in the year 2018;

3.	to ratify the audit committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2017;

4.	to consider and approve, in a non-binding vote, the Company’s named executive officer compensation;

5.	to consider and approve, in a non-binding vote, a proposal to conduct future shareholder votes on named executive officer compensation annually; and

6.	to consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 24, 2017 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.  All shareholders are cordially invited to attend this meeting.  A light lunch will be provided.

We have elected to furnish certain proxy materials to our shareholders electronically, so that we can both provide our shareholders with the information they need and also reduce our costs of printing and delivery and reduce the environmental impact of our Annual Meeting.

Your vote is very important to us.  Whether or not you plan to attend the meeting in person, your shares should be represented and voted.  Please promptly vote your proxy.  You may vote online at www.proxyvote.com where you will need to enter the control number provided in the proxy materials, and then follow the instructions provided.  Submitting the proxy online, by telephone or by mail, before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Raymond B. Ostroski
Secretary

Dated:  March 23, 2017

SHENANDOAH TELECOMMUNICATIONS COMPANY
500 Shentel Way
Edinburg, Virginia 22824

Annual Meeting of Shareholders
May 2, 2017

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Shenandoah Telecommunications Company for use at Shenandoah Telecommunications Company’s 2017 annual meeting of shareholders to be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, May 2, 2017, at 11:00 a.m., local time.  The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

The Company will pay the cost of this proxy solicitation.  In addition to the solicitation of proxies by electronic delivery, officers and other employees of the Company may solicit proxies by personal interview, telephone and e-mail.  None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties.  The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares.  The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 500 Shentel Way, Edinburg, Virginia, and at the time and place of the meeting during the whole time of the meeting.

This proxy statement and the enclosed voting instructions are first being delivered to the Company’s shareholders on or about March 23, 2017.  In accordance with the rules of the Securities and Exchange Commission, we are furnishing certain proxy materials (Proxy Statement, Proxy Card and Annual Report on Form 10-K) by providing access to these materials electronically on the Internet.  As such, we are not mailing a printed copy of these proxy materials to each shareholder of record or beneficial owner, and our shareholders will not receive printed copies of these proxy materials unless they request this form of delivery.  Printed copies will be provided upon request at no charge.  We are delivering a Notice of Meeting and a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders on or about March 23, 2017.  The Notice of Internet Availability is in lieu of mailing the printed proxy materials, and contains instructions for our shareholders as to how they may: (1) access and review our proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials.  Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability.  We believe that providing proxy materials electronically will enable us to save costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings.  A request to receive proxy materials in printed form will remain in effect until such time as the shareholder elects to terminate it.

Voting and Revocability of Proxies

Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy.  If no instructions are indicated, such shares will be voted FOR: (1) the election of the three director nominees to the Company’s Board of Directors for a term expiring in 2020; (2) the election of one director nominee to the Company’s Board of Directors for a term expiring in 2018; (3) auditor ratification;  (4) the approval, in a non-binding vote, of the named executive officer compensation and (5) the approval, in a non-binding vote, of the frequency of future non-binding votes on the named executive officer compensation.  Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy.  Management is not aware of any other matters that are likely to be brought before the annual meeting.  If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the proxy will vote on such matter in their own discretion.

A shareholder executing a proxy may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person.  Attending the annual meeting will not automatically revoke the shareholder’s proxy.  All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

Voting Procedure

All holders of record of the common stock at the close of business on February 24, 2017, will be eligible to vote at the annual meeting.  Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder.  As of February 24, 2017, there were 49,097,700 shares of common stock outstanding.

A majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting.  Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who will determine whether or not a quorum is present.  Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The election of directors requires the affirmative vote of a majority of the votes cast for the election of directors.  Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving more than half of the votes cast in favor of their election.  In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees.

The proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2017 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against approval of the proposal.  Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

The proposal to approve, in a non-binding vote, the named executive officer compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.  The proposal to approve, in a non-binding vote, the frequency of future non-binding votes on the named executive officer compensation will be approved if the number of votes cast in favor of a certain voting period (annually, every two years or every three years) exceeds the number of votes cast for the other voting periods.  Abstentions and broker non-votes will have no effect on the outcome of the vote on either of these proposals.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the ratification of auditors, when they have not received instructions from their customers.  Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers.  A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.  A broker non-vote will not affect whether any proposal to be acted upon at the annual meeting is approved.

Annual Report to Shareholders

The Company is required to file an annual report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission (the “SEC”).  A copy of the Company’s annual report on Form 10-K does not accompany this proxy statement.  Shareholders may obtain, free of charge, a copy of the 2016 Form 10-K, without exhibits, by following the instructions in the Notice of Internet Availability or by writing to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.  The annual report on Form 10-K is also available through the Company’s website at www.shentel.com.  The annual report to shareholders and the Form 10-K are not proxy-soliciting materials.

Important Notice Regarding Delivery of Shareholder Documents

          The Company has taken advantage of the “householding” rules of the SEC.  For shareholders requesting to receive proxy materials in printed form, the householding rules permit the delivery of one set of the printed proxy materials to shareholders who have the same address, to conserve resources and achieve the benefit of reduced printing and mailing costs. If you wish to receive a paper copy of our annual report to shareholders or this proxy statement, you may follow the instructions on the Notice of Internet Availability or make a written request to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Shareholder Services, or call us at 540-984-5200.  If you are receiving multiple copies of our annual report to shareholders and proxy statement, you can request householding or electronic delivery by contacting Shareholder Services in the same manner.

SECURITY OWNERSHIP

Management Ownership of Common Stock

The following table presents, as of February 24, 2017, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:

•	each director and each nominee to the Board of Directors;

•	each executive officer of the Company named in the summary compensation table under the “Executive Compensation” section of this proxy statement; and

•	all directors and executive officers of the Company as a group.

As of February 24, 2017, there were 49,097,700 shares of common stock outstanding.

The information presented below regarding beneficial ownership of the Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner (Directors, Nominees and Executive Officers)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Ken L. Burch	441,781	*
Tracy Fitzsimmons	14,772	*
John W. Flora	18,698	*
Christopher E. French	2,011,203	4.09
Richard L. Koontz, Jr.	27,986	*
Dale S. Lam	22,060	*
Kenneth L. Quaglio	--	*
Leigh Ann Schultz	787	*
James E. Zerkel II	58,236	*
Earle A. MacKenzie	635,209	1.29
Adele M. Skolits	134,461	*
William L. Pirtle	69,997	*
Raymond B. Ostroski	28,368	*
All directors, nominees and executive officers as a group (16 persons)	3,588,312	7.24
*Less than 1%.

The percentage of beneficial ownership as to any person as of February 24, 2017, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of February 24, 2017, plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The shares of common stock shown as beneficially owned by Mr. Burch include 1,134 shares of common stock owned of record by his spouse.  Mr. Burch disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Mr. French include 64,296 shares of common stock owned of record by his spouse, 13,668 shares of common stock owned of record by one of his adult children, 1,383,093 shares owned of record by 13 trusts for the benefit of Mr. French’s family members for which Mr. French serves as trustee, 345,000 shares of common stock owned of record by a trust for the benefit of his family members for which one of his adult children serves as trustee and options exercisable within 60 days of February 24, 2017 to purchase 58,933 shares of common stock.  Mr. French disclaims beneficial ownership of the shares owned of record by his spouse, his child and the trust for which his child serves as trustee.  Of the shares shown as beneficially owned by Mr. French, 23,000 shares are pledged as security for personal indebtedness.

The shares of common stock shown as beneficially owned by Mr. Koontz include 52 shares owned of record by his son.  Mr. Koontz disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Ms. Schultz include 38 shares owned of record by her spouse.  Ms. Schultz disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Mr. MacKenzie include 191,516 shares of common stock owned of record by his spouse, and options exercisable within 60 days of February 24, 2017 to purchase 279,646 shares of common stock.  Mr. MacKenzie disclaims beneficial ownership of the shares owned of record by his spouse.

The shares of common stock shown as beneficially owned by Ms. Skolits include options exercisable within 60 days of February 24, 2017 to purchase 68,302 shares of common stock.

The shares of common stock shown as beneficially owned by Mr. Pirtle include options exercisable within 60 days of February 24, 2017 to purchase 6,792 shares of common stock.

The shares of common stock shown as beneficially owned by Mr. Ostroski include options exercisable within 60 days of February 24, 2017 to purchase 15,550 shares of common stock.

The shares of common stock shown as beneficially owned by all directors, nominees and executive officers as a group include options exercisable within 60 days of February 24, 2017 to purchase 467,550 shares of common stock.

Principal Shareholders

The following table presents, as of February 24, 2017, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by each person known to the Company to be the beneficial owner of more than 5% of the common stock.  The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (%)

BlackRock, Inc.	3,553,182	7.24
55 East 52nd Street New York, NY 10055

The Vanguard Group, Inc.	3,501,134	7.13
100 Vanguard Boulevard Malvern, PA 19355

The shares of common stock shown as beneficially owned by BlackRock, Inc. were reported on Schedule 13G filed with the Securities and Exchange Commission on January 27, 2017.  BlackRock, Inc. reported sole power to vote 3,457,618 shares and sole power to dispose of all 3,553,182 shares shown.

The shares of common stock shown as beneficially owned by The Vanguard Group, Inc. were reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2017.  The Vanguard Group, Inc. reported sole power to vote 91,880 shares and sole power to dispose of 3,409,002 shares shown.

ELECTION OF DIRECTORS

Nominees for Election as Directors for Terms Expiring in 2020

The Company’s articles of incorporation provide that the Board of Directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible.  The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2018 and at the annual meeting of shareholders in 2019, respectively.  Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

Tracy Fitzsimmons, John W. Flora and Kenneth L. Quaglio have been nominated for election to the class with a three-year term that will expire at the annual meeting of shareholders in 2020.  All nominees are incumbent directors who have served on the Board of Directors since 2005, 2008 and 2017, respectively.  Mr. Quaglio was elected by the Board of Directors on January 23, 2017, to fill the vacancy on the Board created by the death of Douglas C. Arthur on August 25, 2016, to hold office until this annual meeting of shareholders.  A non-management director recommended Mr. Quaglio to the Nominating and Corporate Governance Committee.

Nominee for Election as a Director for a Term Expiring in 2018

As previously reported on the Current Report on Form 8-K filed by the Company with the SEC on April 12, 2016, Jonelle St. John resigned from the Board of Directors effective April 15, 2016.  On July 18, 2016, the Board elected Leigh Ann Schultz to fill the vacancy resulting from Ms. St. John’s resignation, to hold office until this annual meeting of shareholders.  A non-management director recommended Ms. Schultz to the Nominating and Corporate Governance Committee.

All nominees were nominated for election by the Board of Directors and recommended for nomination by the Nominating and Corporate Governance Committee, which consists of Mr. Burch, Dr. Fitzsimmons, Mr. Lam and Mr. Zerkel, each of whom is an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15).

Director Nomination Process

The Board of Directors has, by resolution, adopted a director nomination policy.  The purpose of the nomination policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected.  The nomination policy is administered by the Nominating and Corporate Governance Committee of the Board of Directors.

The Nominating and Corporate Governance Committee takes a variety of factors into account in selecting candidates for nomination as directors, including  the Company’s current needs and the qualities needed for Board service; experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; the candidate’s reputation, ethical character and maturity of judgment; the desirability of establishing a diversity of viewpoints, backgrounds and experiences among Board members; the candidate’s independence under SEC and Nasdaq Marketplace Rules; the candidate’s service on other Boards of Directors; the absence of conflicts of interest that might impede the proper performance of the candidate’s responsibilities as a director; the candidate’s ability to devote sufficient time to Board matters; and the candidate’s ability to work effectively and collegially with other Board members.  The Committee does not give particular weight to any one factor, but instead considers how the attributes of a candidate or nominee would enhance the Board’s overall qualifications and effectiveness.  In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will review such director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during the term.  For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.  The effectiveness of the Nominating and Corporate Governance Committee’s candidate selection criteria is assessed through the Committee’s annual review of policies regarding Board and committee membership.

The Nominating and Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms.  The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources.  In making recommendations for director nominees for the annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written recommendations of director candidates by shareholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of shareholders.  Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

The nomination policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nomination process.  The Nominating and Corporate Governance Committee intends to review the nomination policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change.  The Nominating and Corporate Governance Committee may amend the nomination policy at any time, in which case the most current version will be available on the Company’s website at www.shentel.com.

Approval of Nominees

Approval of the nominees requires the affirmative vote of a majority of the votes cast at the annual meeting.  Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees.  In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may recommend.  It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Terms Expiring in 2020

Name	Age	Director Since

Tracy Fitzsimmons	50	2005

John W. Flora	62	2008

Kenneth L. Quaglio	58	2017

Tracy Fitzsimmons is President of Shenandoah University, located in Winchester, Virginia, a position she has held since July 2008.  She previously served as Senior Vice President and Vice President for Academic Affairs of Shenandoah University since October 2006 and Vice President of Academic Affairs since July 2002.  Dr. Fitzsimmons also currently serves as a professor of political science at Shenandoah University.  Dr. Fitzsimmons received Ph.D. and M.A. degrees from Stanford University and a B.A. degree from Princeton University.  Dr. Fitzsimmons brings to the Board additional qualifications, including her educational background, budgeting and financial experience with a large diverse educational organization, overall leadership experience and responsibilities as president of a university that offers undergraduate, masters and professional doctorate degrees and is considered a technology leader among higher education institutions.

John W. Flora has been an attorney-at-law since 1980, and currently is a shareholder of Lenhart Pettit PC in Harrisonburg, Virginia.  Mr. Flora’s business and tax practice has ranged from serving as lead counsel of a publicly held Fortune 500 company to representing private companies and their owners from business formation through succession.  Mr. Flora brings to the Board additional qualifications, including his career as an attorney with a regional law firm and his substantial experience in advising public companies, as well as his experience in assisting businesses with a wide variety of legal and regulatory issues.

Kenneth L. Quaglio is currently CEO and President of Siteworx, LLC, a leading digital marketing consultancy that works with businesses to craft and implement digital experiences, which he joined in 2014.  From 2012 through 2014, Mr. Quaglio served as Chief Operating Officer of 3Pillar Global, Inc., a global software product development company.  From 2009 through 2012 he was Partner/Principal, Advisory Services Performance Improvement for Ernst and Young, LLP.  Mr. Quaglio brings to the Board additional qualifications, including his experience as a CEO, and his expertise in strategy, planning and execution, leadership and management, new business development, and technology services.

Nominee for a Term Expiring in 2018

Name	Age	Director Since

Leigh Ann Schultz	43	2016

Leigh Ann Schultz is founder and CEO of Vintage Advisory, LLC, a strategic advisory firm that provides transaction, financial advisory and strategic planning support to start-up and growth companies, as well as non-profits.   From 2014 through 2016, she was Managing Director for MorganFranklin Consulting, a strategy and execution-focused business consulting firm.  From 2012 through 2014, she was Mid-Atlantic Managing Director of Riveron Consulting, a mergers and acquisition advisory firm.  From 2010 through 2012, Ms. Schultz served in the Division of Corporation Finance of the U.S. Securities and Exchange Commission (“SEC”), where she focused on the telecommunications sector, among others.  Her responsibilities at the SEC included examining complex filings made under the Securities Act of 1933 and the Securities Exchange Act of 1934, providing guidance on financial statement disclosure requirements and resolving accounting and disclosure issues arising in filings. Ms. Schultz brings to the Board additional qualifications, including her financial background and expertise in strategic planning, mergers and acquisitions, acquisition integration, SEC reporting and compliance, business process improvement, and project management.

Directors Whose Terms Expire in 2018

Name	Age	Director Since

Ken L. Burch	72	1995

Richard L. Koontz, Jr.	59	2006

Ken L. Burch is a farmer who owns a purebred and commercial beef cattle operation near Shenandoah Caverns, Virginia.  Mr. Burch brings to the Board additional qualifications, including his experience as a successful local businessman with close ties to the community, and his knowledge of and history with the Company and the Company’s extensive local shareholder base.  In addition, his substantial ownership of the Company’s common stock serves to align his interests with the Company’s shareholders.

Richard L. Koontz, Jr. has served as Vice President of Holtzman Oil Corporation, a supplier and distributor of petroleum products located in Mt. Jackson, Virginia, since 1988.  He is currently Chairman of the Shenandoah County Public Schools Board.  Mr. Koontz brings to the Board additional qualifications, including his experience as a member of senior management of a successful regional business, with substantial budget authority and finance responsibilities, his community service through membership on the Shenandoah County Public Schools Board, and his knowledge of the Company’s extensive local shareholder base.

Directors Whose Terms Expire in 2019

Name	Age	Director Since

Christopher E. French	59	1996

Dale S. Lam	54	2004

James E. Zerkel II	72	1985

Christopher E. French has served as President and Chief Executive Officer of the Company and its subsidiaries since 1988.  Prior to his appointment as President, he held a variety of positions with the Company, including Executive Vice President and Vice President-Network Service.  Mr. French also serves on the Board of Directors of First National Corporation.  Mr. French brings to the Board additional qualifications, including his engineering and business education, telecommunications industry experience, knowledge of and history with the Company, and public company knowledge, including knowledge gained from service as a director of First National Corporation.  In addition, his substantial ownership of the Company’s common stock serves to align his interests with the Company’s shareholders.

Dale S. Lam has served as President of Strategent Financial, LLC, a financial advisory firm, since November 2008.  Mr. Lam previously served as Chief Financial Officer and member of the Board of Directors of ComSonics, Inc., a cable television equipment manufacturer and repair operation headquartered in Harrisonburg, Virginia, from April 2001 through October 2008.  He is also a Certified Public Accountant.  Mr. Lam brings to the Board additional qualifications, including his industry knowledge gained through his prior employment in a business related to the telecommunications industry, his experience serving as a chief financial officer of a public company, his financial education, and his work experience and qualification as a Certified Public Accountant.  Mr. Lam also serves as an audit committee financial expert.

James E. Zerkel II has served as Vice President of James E. Zerkel, Inc., a hardware firm located in Mt. Jackson, Virginia, since 1970.  Mr. Zerkel brings to the Board additional qualifications, including his experience as a successful local businessman with close ties to the community, knowledge of and history with the Company and the Company’s extensive local shareholder base, and his experience in corporate governance from his past service on the Board of Directors of Shenandoah Valley Electric Cooperative.

Board of Directors and Committees of the Board of Directors

The Board of Directors has determined that, with the exception of Christopher E. French, each of the directors and director nominees is an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15).

The Board of Directors welcomes communications from its shareholders, and has adopted a procedure for receiving and addressing those communications.  Shareholders may send written communications to either the full Board of Directors or the non-management directors as a group by writing to the Board of Directors or the non-management directors at the following address:  Board of Directors/Non-Management Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.  Communications by e-mail should be addressed to corpsec@shentel.net and marked “Attention: Corporate Secretary” in the “Subject” field.  The secretary will review and forward all shareholder communications to the intended recipient, except for those shareholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable shareholder previously forwarded to the intended recipient.

The Board of Directors held fourteen meetings during 2016.  During 2016 each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which such director served.  In addition, the independent directors, under the leadership of the Lead Independent Director, met without management present twelve times during 2016.

All of the Company’s directors then in office attended the Company’s annual meeting of shareholders in 2016.  The Board of Directors has adopted a policy that all directors should attend the annual meeting of shareholders.

The Board of Directors currently has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee.

The Audit Committee, which held seven meetings during 2016, presently consists of Mr. Lam, who is the Chair, Ms. Schultz and Mr. Quaglio.  Former director Jonelle St. John served on the Audit Committee until her resignation from the Board effective April 15, 2016.  Ms. Schultz joined the Audit Committee upon her election to the Board on July 18, 2016.  Former director Douglas C. Arthur served on the Audit Committee until his death on August 25, 2016.  Mr. Flora served on the Audit Committee from September 1, 2016 until January 23, 2017.  Mr. Quaglio joined the Audit Committee upon his election to the Board on January 23, 2017.  The Board of Directors has determined that each Audit Committee member, as well as Ms. St. John and Mr. Flora meet the independence requirements applicable to audit committee members under the Nasdaq Marketplace Rules and rules of the SEC.  The Board of Directors has also determined that Mr. Lam, Ms. Schultz and Mr. Quaglio are “audit committee financial experts,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and are independent of management.  The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent auditors; pre-approving all audit and non-audit services by the independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the independent auditors; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC; and, providing oversight of the Company’s enterprise risk management process.  The Audit Committee’s duties are set forth in the Committee’s charter, a copy of which is available on the Company’s website at www.shentel.com.

The Compensation Committee, which held three meetings during 2016, consists of Dr. Fitzsimmons, who is the Chair, Mr. Flora, Mr. Koontz and Mr. Zerkel, all of whom meet the independence requirements prescribed by the Nasdaq Marketplace Rules.  The Compensation Committee is responsible, among its other duties, for establishing compensation philosophy, considering and making recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company (including the Chief Executive Officer), considering and making recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, overseeing the Company’s employee benefit and incentive plans (including the Company’s stock incentive plans) and for administering such plans, as well as overseeing the Company’s stock ownership guidelines for officers and directors.  The Compensation Committee’s duties are set forth in the Committee’s charter, a copy of which is available on the Company’s website at www.shentel.com.

For 2016, the Board of Directors did not delegate to the Compensation Committee the authority to determine the overall compensation of the Company’s Chief Executive Officer or Chief Operating Officer.  Instead, in accordance with the Nasdaq Marketplace Rules, the compensation of the Chief Executive Officer and Chief Operating Officer was determined by the Board of Directors upon the recommendation of the Compensation Committee.  Compensation of all other executive officers was determined in accordance with the Nasdaq Marketplace Rules by the Compensation Committee.

During 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”), a company that consults on employee benefits and compensation issues, to provide a review and assessment of the Company’s executive compensation practices and to recommend possible changes that should be considered to those practices.  Frederic Cook was also asked to make recommendations regarding the structure of executive compensation, including the relative levels of base salaries, short-term incentive compensation, and long-term equity-based compensation.  Frederic Cook also provided advice regarding the composition of the peer group used in evaluating the Company’s executive compensation practices. The Compensation Committee continues to consult with Frederic Cook from time to time as appropriate.

The Company’s Chief Executive Officer is responsible for reviewing the performance of the executive officers who report to him, which included each of the Company’s named executive officers identified in this proxy statement, and bringing individual recommendations for those officers to the independent directors for their review, consideration and approval.  In addition, the Chief Executive Officer and the Company’s Chief Operating Officer are responsible for establishing individual performance objectives for the payment of annual incentive bonuses to the other executive officers.

The Nominating and Corporate Governance Committee, which held seven meetings during 2016, presently consists of Mr. Zerkel, who is the Chair, Dr. Fitzsimmons, who is Vice-Chair, Mr. Burch and Mr. Lam.  Prior to his death on August 25, 2016, former director Douglas C. Arthur served as Chair of the Nominating and Corporate Governance Committee.  Dr. Fitzsimmons joined the committee on September 1, 2016.  All of the current members of the Nominating and Corporate Governance Committee meet, and Mr. Arthur met, the independence requirements prescribed by the Nasdaq Marketplace Rules.  The committee is responsible for recommending candidates for election to the Board of Directors for approval and nomination by the Board of Directors.  The committee is also responsible for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including Board size, director independence and membership qualifications.  In addition, the committee is responsible for new director orientation, committee structure and membership, communications with shareholders, Board and committee self-evaluations, and exercising oversight with respect to the Company’s code of conduct, insider trading policy, corporate governance guidelines and other policies and procedures regarding adherence with legal requirements.  The Nominating and Corporate Governance Committee’s duties are set forth in the committee’s charter, a copy of which is available on the Company’s website at www.shentel.com.

Leadership Structure and the Board’s Role in Risk Oversight

Leadership Structure.  Leadership of the Board of Directors consists of two positions, the Board’s Chairman and the Board’s Lead Independent Director.  Mr. French serves as Chairman and Dr. Fitzsimmons presently serves as Lead Independent Director, a role filled by former director Douglas C. Arthur prior to his death.

The Company combines the roles of Chairman and Chief Executive Officer.  The Board has given careful consideration to the merits of separating its roles of Chairman and Chief Executive Officer and has determined that the Company and its shareholders are best served by having Mr. French serve as both Chairman of the Board of Directors and Chief Executive Officer.  Mr. French’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans. Mr. French receives assistance with his Board and executive management responsibilities from the Lead Independent Director and the Chief Operating Officer, respectively.

Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of the Company’s business and affairs.  Such oversight is maintained through the composition of our Board, the strong leadership of our independent directors and Board committees, and our corporate governance structures and processes.

The Board of Directors is composed of independent, active and effective directors.  Eight out of our nine directors meet the independence requirements of the Nasdaq Marketplace Rules.  Mr. French is the only member of executive management who is also a director.

The Board of Directors and its committees vigorously oversee the effectiveness of the Company’s policies and management’s decisions, including the execution of key strategic initiatives.  Each of the Board’s committees is composed entirely of independent directors.  Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, including Mr. French’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs.  The Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chief Executive Officer, assessing the Company’s financial and non-financial performance and the quality and effectiveness of Mr. French’s leadership.

The Board designated Dr. Fitzsimmons as Lead Independent Director in September 2016, following Mr. Arthur’s death.  The Lead Independent Director leads all meetings of independent directors, assists with ensuring the proper functioning of the Board such as maintaining the Board’s focus on strategic issues, and ensures appropriate participation in discussions and meetings by all Board members.  In addition to their reliance upon the Lead Independent Director, the Board and each Board committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Board Role in Risk Oversight.  The Board discharges its risk oversight primarily through its committees, each of which reports its activities to the Board.  The Audit Committee has responsibility to monitor that the Company’s risk management process is followed.  The additional risk oversight responsibilities of the committees include:

Audit Committee.  The Audit Committee has primary responsibility for the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; the performance of the third parties engaged to perform internal control testing to support management’s assessment of internal control; the annual independent audit of the Company’s financial statements, including the engagement of, and the evaluation of the qualifications, independence and performance of, the independent auditors; and the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures.  As part of its duties, the Audit Committee discusses with management the Company’s risk management process, including cybersecurity risk, and the steps management has taken to monitor and control risk exposures.  The Committee also reviews the Company’s risk assessment and risk management policies.

Compensation Committee.  The Compensation Committee is responsible for exercising oversight with respect to potential compensation-related risks, including management’s assessment of risks related to employee compensation programs.

Nominating and Corporate Governance.  The Nominating and Corporate Governance Committee receives periodic reports with respect to compliance with the Company’s Code of Business Conduct and Ethics, and acts upon any request by executive officers for waivers under the Code of Business Conduct and Ethics, Insider Trading Policy and Corporate Governance Guidelines.  The Committee periodically reviews and assesses the adequacy of the Code of Business Conduct and Ethics, Insider Trading Policy and Corporate Governance Guidelines, and makes recommendations to the Board regarding any desirable revisions.

Director Compensation

During 2016, directors who are not employees of the Company received a cash retainer fee of $3,333 per month.  Committee members of the Audit, Compensation and Nominating and Corporate Governance Committee received additional cash retainer fees of $625, $417 and $208 per month, respectively.  Directors who served as committee chairs for the Audit, Compensation and Nominating and Corporate Governance Committees, and the Lead Independent Director received additional monthly cash retainer fees of $639, $444, $298 and $611, respectively.  It is the Company’s policy that directors will not receive per-meeting fees unless the number of committee meetings in any given year exceeds a preset number of committee meetings expected to be held during the year.  If such a circumstance occurs, directors who are members of the Audit, Compensation and Nominating and Corporate Governance committees would be paid $1,071, $1,000 and $833, respectively, per additional meeting.  Additional meeting fees were paid for four Nominating and Corporate Governance Committee meetings during 2016. All directors’ fees are paid in arrears on a monthly basis.  In addition to cash compensation, the Board may determine, from time to time, to award stock options or restricted stock as compensation to non-employee directors.  On February 16, 2016, each non-employee director then serving on the Board was awarded a grant of 3,226 shares of restricted stock with a fair value of $21.70 per share.  All of such shares vest fully on the first anniversary of the grant date.  On July 18, 2016, Ms. Schultz was awarded a grant of 982 shares with a fair value of $21.70 per share, which vest fully on February 16, 2017.

In lieu of receiving their fees in cash, each director can elect to have some or all of his or her fees paid in unrestricted shares of the Company’s common stock with such shares being issued to the director out of the shares reserved for issuance under the Company’s 2014 Equity Incentive Plan.  The award of shares in lieu of cash uses the closing price as of the last trading day of the month for which the fees are being paid and the shares are held in book entry.  Any cash in lieu of fractional shares resulting from the transfer of whole shares is paid out in accordance with the same methodology used in the Company’s Dividend Reinvestment Plan.  A director’s election to receive shares in lieu of cash must have been made by July 1 of each year, and may only be changed on an annual basis.

All directors are reimbursed for the out-of-pocket expenses they incur in attending director education programs.  Additionally, directors are reimbursed for documented mileage and other related expenses incurred for travel to and from Board and committee meetings.

The following table sets forth the compensation paid to the non-employee directors of the Company for their service in 2016.

2016 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)(a)		Stock Awards ($)(d)	Total ($)
Douglas C. Arthur (b)	40,643		70,004	110,647
Ken L. Burch	44,588	(c)	70,004	114,592
Tracy Fitzsimmons	46,388	(c)	70,004	116,392
John W. Flora	47,608		70,004	117,612
Richard L. Koontz, Jr.	38,584	(c)	70,004	108,588
Dale S. Lam	61,667		70,004	131,671
Jonelle St. John (e)	15,647		70,004	85,651
Leigh Ann Schultz (f)	24,469		40,822	65,291
James E. Zerkel II	52,564		70,004	122,568

(a)	Includes amounts received as expense reimbursement for documented mileage and other related expenses incurred for travel to and from meetings.
(b)	Mr. Arthur served as a director until his death on August 25, 2016.
(c)
For 2016 service, Mr. Burch, Dr. Fitzsimmons and Mr. Koontz elected to receive $1,800, $6,917 and $6,000, respectively, of his or her cash compensation in the form of unrestricted shares of common stock, which were valued at the closing price as of the last trading day of the service month.

(d)
On February 16, 2016, each director (other than Ms. Schultz) was awarded a grant of 3,226 shares with a fair value of $21.70 per share.  The shares vest fully on the first anniversary of the grant date.  On July 18, 2016, Ms. Schultz was awarded a grant of 982 shares with a fair value of $21.70 per share, which vest fully on February 16, 2017.  Due to his death prior to the vesting date, 1,684 of the shares granted in 2016 to Mr. Arthur vested on the date of this death and the remainder of the shares were forfeited.

(e)	Ms. St. John resigned from the Board of Directors effective April 15, 2016.
(f)	Ms. Schultz was elected to the Board of Directors on July 18, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the Company’s compensation program for its executive officers, including its Chief Executive Officer and other “named executive officers” identified in the 2016 Summary Compensation Table below, and explains how the Company’s independent directors determined the levels and forms of the compensation that was earned by or paid to the executive officers for 2016.  In addition to the matters described below, the independent directors considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at the April 21, 2015 Annual Meeting of Shareholders in determining the levels and forms of compensation that were earned by or paid to the named executive officers in 2016.  As reported in the Company’s Current Report on Form 8-K, filed with the SEC on April 22, 2015, more than 96% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation.  Accordingly, the Company did not make any changes to its executive compensation program as a result of the vote results.

During 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”), a company that consults on employee benefits and compensation issues, to provide a review and assessment of the Company’s executive compensation practices and to recommend possible changes that should be considered to those practices.  Frederic Cook was also asked to make recommendations regarding the structure of executive compensation, including the relative levels of base salaries, short-term incentive compensation, and long-term equity-based compensation.  Frederic Cook also provided advice regarding the composition of the peer group used in evaluating the Company’s executive compensation practices.

The Company’s executive compensation program serves to attract and retain the management talent needed to successfully lead our Company and increase shareholder value.  It rewards executives for using their knowledge and skill to meet defined objectives set by the Board, and motivates their behavior by rewarding desired performance or the meeting of established corporate objectives.

The Company’s executive compensation program primarily consists of base salary, annual incentive bonuses, long-term incentives in the form of equity-based compensation, and retirement compensation.  Base salary represents the fixed component of the Company’s executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibilities.  Annual incentive bonuses represent a variable component of compensation, and are intended to compensate executives for specific achievements or improvements in the Company’s performance and individual accomplishments toward specific objectives.  Long-term, equity-based incentive compensation represents a variable component which seeks to reward executives for performance that maximizes long-term shareholder value, while further aligning the executives’ financial interests with those of our shareholders, and also serves as a retention tool.  Retirement compensation is a variable component of compensation and is designed to allow the participants to accumulate assets which will assist in meeting their post-retirement needs.

All incentive compensation (both cash and equity compensation) received by executive officers and certain other employees of the Company (“Senior Management”) is subject to reduction, cancellation, forfeiture and recoupment under the Company’s Executive Compensation Recovery Policy (the “Recovery Policy”).  Currently, individual compensation is subject to recovery from a member of Senior Management who, as a result of his or her misconduct, received incentive compensation in excess of compensation that would have been paid had such misconduct not occurred.  For purposes of the Recovery Policy, “misconduct” includes gross negligence, willful misconduct, fraudulent or deceitful activity, as well as any failure to act (including a failure to adequately supervise other employees) in circumstances where such employee knew, or reasonably should have known, that action was required.  Excess compensation is subject to recovery by the Company if the misconduct is identified or alleged within a period of three years from the later of the date of receipt of the subject compensation, or the most recent date of misconduct.  The Board of Directors has full discretion whether to seek recovery of incentive compensation and to determine the amount of such compensation that is subject to recovery.  The Recovery Policy is intended to supplement, but not limit or constrain, any statutory or regulatory right or obligation of the Company to recover compensation from its employees (including, without limitation, the requirements of the Sarbanes-Oxley Act of 2002 and Section 16(b) of the Securities Exchange Act of 1934, as amended).

The Company also provides various benefit programs to executive officers and to other employees.  The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Full-time Employees
401(k) Plan (a)	X	X
Medical/Dental/Vision Plans (a)	X	X
Life and Disability Insurance (a)	X	X
Annual Incentive Plan (Bonus)	X	X
Equity Incentive Plan (Stock Awards)	X	X
Deferred Compensation Plan (b)	X	Not offered
Defined Benefit Pension Plan	Not offered	Not offered
Defined Benefit Executive Supplemental Retirement Plan	Not offered	Not offered
Employee Stock Purchase Plan	Not offered	Not offered
Change in Control and Severance Plan	Not offered	Not offered
Employment Contracts	Not offered	Not offered

(a)
All full-time employees meeting certain eligibility requirements are eligible to participate in these plans on essentially the same terms (except for certain differences resulting from differences in annual base compensation).

(b)	The Company maintains an Executive Supplemental Retirement Plan for certain of its executive officers, but discontinued contributions to the Plan as of June 2010.

The Company further believes that perquisites for executive officers should be extremely limited in scope and value, and has historically provided few perquisites.  The following table lists the perquisites offered, and which employees are eligible to receive them:

Type of Perquisites	Executive Officers	Full-time Employees
Employee Discounts (a)	X	X
Spousal Travel Reimbursements (b)	X	X
Financial Planning Allowances	Not offered	Not offered
Automobile Allowance	Not offered	X
Country Club Memberships	Not offered	Not offered
Personal Use of Company Aircraft (c)	Not offered	Not offered
Security Services	Not offered	Not offered
Dwellings for Personal Use (d)	Not offered	Not offered

(a)	All employees are eligible for discounts on Company services.
(b)
The Company encourages the spouses of executive officers and certain employees to accompany them to certain Company sponsored events (such as industry association conventions and conferences).  The Company reimburses the executive or employee for the cost of the spouse’s travel and expenses, and adds such reimbursements to taxable pay for W-2 purposes.  The Company does not gross up pay to cover the taxes on such reimbursements.

(c)	The Company does not own, lease, or use private aircraft.
(d)	The Company does, under certain circumstances, provide hiring/relocation bonuses to newly hired employees and executive officers that may, in whole or in part, be used for temporary living expenses.

Base Salaries

Base salaries reflect the scope of an executive’s responsibilities and his or her performance in directing and managing the efforts of the Company or the business unit for which the executive is responsible.  Base salaries are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for recruiting executive talent.  Base salaries are reviewed annually by the Compensation Committee, taking into consideration such factors as individual performance and responsibilities, changes to cost of living, the executive’s potential overall compensation package and general economic conditions.  Comparisons to base salaries for comparable positions at public companies considered to be peers of the Company are also taken into consideration.  For decisions made regarding changes to executive compensation in 2016, the Compensation Committee reviewed compensation data disclosed in the proxy filings of the following companies:  Alaska Communications Systems Group Inc.; Atlantic Tele-Network Inc.; Cable One, Inc.; Cincinnati Bell Inc.; Cogent Communications Group Inc.; Consolidated Communications Holdings Inc.; Fairpoint Communications Inc.; General Communication Inc.; Hawaiian Telcom Holdco, Inc; IDT Corporation; Inteliquent, Inc.; Lumos Networks Corp.; Spok Holdings, Inc.; and Vonage Holdings Corp.   These companies were selected for comparison because they reflect similar company attributes and core competencies for executive talent, and reflect the labor market for the Company’s executive talent, in terms of both industry and organizational complexity.  Although the Compensation Committee generally believes that the target total compensation should be at the median of the peer group, the Company does not specifically “benchmark” compensation for specific executives or strive to pay our executive officers, including the named executive officers, at a particular level of compensation.  Instead, the Compensation Committee used the information to understand the range of compensation among these comparison companies and to obtain a general understanding of compensation practices.

Annual Incentive Bonuses

Annual bonuses are intended to focus the executive’s energy into improving corporate performance based on priorities set by the Board and to reward the executives for the achievement of specific objectives that are deemed to be important to the ongoing success of the Company.  Annual bonuses are relative to a percentage of base salary.  Target bonuses for executives were 90%, 70%, 55%, 50% and 50% for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President-Wireless, and Vice President-Legal, respectively.  Annual bonuses for salaried employees, including the named executive officers, have been based upon the achievement of a combination of company-wide financial and service performance goals and achievement of individual objectives.  For 2016, the company-wide objectives represented 80% of the total target, and individual objectives represented 20% of the total target, for each of the named executive officers.    Individual objectives for the Chief Executive Officer and Chief Operating Officer were established by the independent directors.  Individual objectives for the Chief Financial Officer and other named executive officers were established by the Chief Executive Officer.  Each officer’s actual bonus can range up to 150% of the target bonus for exceeding all of the goals and objectives reflected in a given year’s plan.  The actual bonus can also range as low as zero in the event there is a failure to achieve any of the goals or objectives, or additional effort is not required to achieve the objectives, in a given year’s plan.

For 2016, company-wide performance goals consisted of three components for salaried Company employees, including the named executive officers.  The first component, representing 70% of the total target for the Chief Executive Officer and Chief Operating Officer,  and 60% of the total target for the Chief Financial Officer, the Senior Vice President- Wireless, and Vice President-Legal, was a financial objective based on adjusted operating income, which the Company believes is a key driver to creating long-term shareholder value.  Adjusted operating income was defined as operating income before depreciation and amortization (OIBDA), excluding accrued expenses for the current year’s incentive plan, expenses relating to the Executive Supplemental Retirement Plan and one-time costs related to the nTelos acquisition and customer transition.

The target levels of adjusted operating income for the named executive officers were: a minimum of approximately $194.0 million (below which no bonus would be earned on this component); a goal of approximately $204.2 million (which represented 100% achievement toward this component); and a high of approximately $224.6 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component).  The independent directors set the $204.2 million goal after taking into account the Company’s operating budget for 2016 and the expected effects of the nTelos acquisition.  The maximum threshold of $224.6 million represented 110% of budgeted adjusted operating income for 2016, and was viewed as evidencing high achievement.

Calculated with the exclusions described above, the 2016 adjusted operating income was $223.0 million.  Based upon these results and after considering whether any unusual items impacted the financial accomplishments in 2016, it was determined by the Company’s independent directors that the $204.2 million goal threshold had been exceeded, resulting in a 146.1% achievement for the financial objective.

The two other company-wide performance goals for 2016 for the named executive officers were customer growth in the number of post-paid customers in our PCS business and growth in the gross margin in the Cable business.  The PCS growth measure was chosen as a performance objective because of the Company’s belief that increased customer growth reflects that the Company is providing good service and is a direct measure of how well the Company is performing in the wireless segment against alternative providers.  The goal for net PCS customer additions anticipated continued growth over 2015 results in the legacy Shentel wireless markets as well as the effects of the nTelos acquisition.  The Cable segment gross margin measure was calculated as the annual Cable service revenue less the annual cost of goods sold and was chosen as a performance objective because of the Company’s focus on increasing the Cable segment’s contribution to overall operating income.  The goal for gross margin in the Cable segment represented significant growth in the gross margin over 2015 results.

The PCS growth component represented 5% of the total target bonus for the Chief Executive Officer and Chief Operating Officer and 10% of the total target bonus for the Chief Financial Officer, the Senior Vice President – Wireless and the Vice President – Legal.  The PCS growth targets were a minimum of 8,673 net post-paid PCS additions (below which no bonus would be earned), a goal of 9,637 net post-paid PCS additions and (which represented 100% achievement toward this component) and a high of 10,601 net post-paid PCS additions (which represented 150% achievement, and beyond which no additional bonus would be earned on this component).  In 2016, actual net post-paid additions in the PCS business were 4,415, which failed to meet the minimum threshold, resulting in a 0% achievement for this component for the Company’s employees, including the named executive officers.

The Cable segment gross margin component represented 5% of the total target bonus for the Chief Executive Officer and Chief Operating Officer, and 10% of the total target bonus for the Chief Financial Officer, the Senior Vice President – Wireless and the Vice President - Legal.    The target levels for Cable segment gross margins were a minimum of $59.7 million (below which no bonus would be earned), a goal of $66.3 million (which represented 100% achievement toward this component) and a high of $69.7 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component).  In 2016, actual Cable gross margin was $67.3 million, which exceeded the goal threshold, and resulted in 114.4% achievement for the Company’s employees, including the named executive officers.

For 2016, individual objectives represented 20% of the total potential achievement toward the incentive bonuses of the each of the named executive officers.  The individual objectives of the Chief Executive Officer and Chief Operating Officer were weighted equally, and were based on the average achievements of the Senior Vice Presidents’ objectives and on OIBDA  inclusive of the one-time costs associated with the nTelos acquisition and customer transition, compared to the 2016 budget  The targets for the financial component were a minimum of approximately $121.8 million (below which no bonus would be earned on this component), a goal of approximately $128.2 million (which represented 100% achievement toward this component) and a high of approximately $141 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component).  The actual results were approximately $164.8 million and resulted in a 150% achievement, and the average of the Senior Vice Presidents’ achievements was 139.1%, for a total achievement by the Chief Executive Officer and the Chief Operating Officer of approximately 144.6%.

The Chief Financial Officer’s individual objective represented 20% of the total potential achievement toward her incentive bonus and was based upon achievements related to the nTelos acquisition, including development of financial models and budgets, negotiation of financing terms, and implementation of purchase accounting.  As a result of exceeding expectations in the support of the acquisition efforts, the Chief Financial Officer achieved a weighted performance of 130.0% of her individual goal.

For 2016, individual objectives represented 20% of the total potential achievement toward the incentive bonus of the Senior Vice President – Wireless, and was based upon achievements related to migration of nTelos customers to the Sprint billing system, and the level of customer churn in the former nTelos customer base, which were weighted 75% and 25%, respectively.  The targets for the customer migration objective were a minimum of 83,700 successful migrations (below which no bonus would be earned on this component), a goal of 93,000 successful migrations (which represented 100% achievement toward this component) and a high of 102,300 (which represented 150% achievement, and beyond which no additional bonus would be earned on this component).  Actual successful migrations were 128,933, resulting in 150% achievement for this component.  The targets for the customer churn objective were a maximum loss of 64,314 customers (beyond which no bonus would be earned on this component), a goal of the loss of no more than 58,467 customers (which represented 100% achievement toward this component) and a minimum loss of no more than 52,620 customers (which represented 150% achievement, and beyond which no additional bonus would be paid).  Actual churn was 56,793, which represented 114.3% achievement of this component.  The Senior Vice President – Wireless achieved a weighted performance of 141.1% of his individual goal.

The Vice President - Legal’s individual objective represented 20% of the total potential achievement toward his incentive bonus and was based upon achievements related to the legal department’s support of the closing of the nTelos acquisition, including receipt of necessary regulatory and other approvals, documentation of all related agreements, including financing documentation, and preparation of all necessary corporate governance documentation.  As a result of exceeding expectations in providing such support, the Vice President – Legal achieved a performance of 140.0% of his individual goal.

Based on these assessments and results the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President - Wireless, and Vice President - Legal, achieved 144.6%, 144.6%, 130.0%, 141.1% and 140.0% of target, respectively, for their personal objectives.  Along with the combined performance on the company-wide objectives, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President-Wireless, and Vice President-Legal achieved 136.9%, 136.9%, 125, 127.3%, and 127.1%, respectively, of their total targeted bonus.

Long-Term Equity-Based Compensation

Equity-based compensation is intended to focus each of the executives on the long-term, overall impact of their decisions on the Company as a whole, as opposed to the shorter, annual time frame associated with the annual incentive bonuses.  Equity-based compensation also aligns the executives’ interests more closely to those of the Company’s shareholders by generally rewarding executives in proportion to increases in value seen by the entire shareholder base.  Due to the long-term nature of this component of compensation, it also serves as a retention tool, helping the Company retain desired management talent.

As part of their overall review of executive compensation, and based on the history of prior equity grants, the Compensation Committee recommended, and the Board of Directors approved, a grant of restricted stock units in February 2016 to the named executive officers and other management employees.

The Company does not have a program, plan or practice to time equity awards, including option grants, to its executive officers or employees in coordination with the release of material non-public information.  The grant date of long-term equity awards for our executive officers is the date of the Board of Directors meeting at which the award determinations are made.  The exercise price of stock options issuable under the Company’s 2014 Equity Incentive Plan is the last closing price of the common stock as reported on the Nasdaq Global Select Market prior to the grant.

Retirement Compensation

The Company maintains a defined contribution Executive Supplemental Retirement Plan.  Vesting in the Executive Supplemental Retirement Plan is subject to a ten-year service requirement.  The Company discontinued contributions to the Executive Supplemental Retirement Plan during 2010.

Summary Compensation

The following table presents details about compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers serving with the Company at December 31, 2016.

2016 Summary Compensation Table

	Year	Salary	Stock Awards (a)	Non-Equity Incentive Plan Comp (b)	All Other Compensation (c)	Total

Christopher E. French President and CEO	2016 2015 2014	$558,602 513,318 474,700	$453,191 332,456 296,072	$688,191 655,930 503,922	$22,700 22,701 22,011	$1,722,684 1,524,404 1,296,705

Earle A. MacKenzie EVP & COO	2016 2015 2014	370,565 350,031 339,308	474,900 393,192 385,104	354,508 313,815 251,393	147,405 22,715 22,720	1,347,378 1,079,753 998,525

Adele M. Skolits VP–Finance & CFO	2016 2015 2014	292,977 269,024 257,308	348,263 256,441 213,308	201,151 184,752 148,285	89,369 21,562 21,274	931,760 731,778 640,175

William L. Pirtle Senior VP–Wireless	2016 2015 2014	262,787 249,728 237,120	166,162 121,412 93,870	164,444 198,905 139,405	136,830 21,458 20,860	730,223 591,503 491,255

Raymond B. Ostroski VP–Legal	2016 2015 2014	233,754 224,758 216,138	149,537 92,823 71,111	148,535 134,518 123,252	76,975 19,498 18,029	608,801 471,596 428,530

(a)
For all periods shown, amounts represent grant date fair values for awards of non-vested shares.  See footnote 10 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for details of the valuation of these awards.

(b)	Amounts for each year were earned for performance in that year and were paid in the first fiscal quarter of the following year.
(c)
Amounts for all years include employer and matching contributions to the Company’s 401(k) plan and employer contributions to health spending accouts for each named officer; and, for Mr. MacKenzie, Ms. Skolits, Mr. Pirtle and Mr. Ostroski, a one-time bonus paid in 2016 relating to the completion of the nTelos transaction.

The Company’s executive officers do not have employment agreements, and thus are not entitled to any additional benefits upon separation from the Company or following a change in control.  Vested stock options must be exercised before separation from the Company (except in the case of retirement) and unvested stock and options at separation are forfeited (except in the case of retirement).  If an employee is at least fifty-five years old at retirement and has completed at least ten years of continuous service with the Company, the equity awards granted beginning in 2016 will continue to vest according to the agreed-upon vesting schedule, if so provided in the applicable award agreement.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards by the Company to the named executive officers during 2016.

All executive officers were granted Relative Total Shareholder Return performance units (“RTSR Awards”) on February 16, 2016.  Pursuant to the terms of the RTSR Awards, the Company’s stock performance over a three-year period ended December 31, 2018 will be compared to a group of 38 peer companies, and the actual number of shares to be issued will be determined based upon the performance of the company’s stock as compared with that of the peer group.  A target number of performance units (as shown in the 2016 Grants of Plan-Based Awards Table, below) was established for each executive officer at the time of the grant.  The actual number of shares to be issued ranges from 0 shares (if the Company’s stock performance is in the bottom 25% of the peer group) to 150% of the target shares (if the Company’s stock performance is in the top 25% of the peer group).  Subject to requirements relating to continued employment with the Company, and to special vesting provisions in case of a change of control, the shares will vest on the date (which will be no earlier than January 1 and no later than March 15, 2019) that the Compensation Committee makes the determination of the Company’s performance relative to the peer group.

2016 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Awards ($)

Christopher E. French	2/16/2016	4,948	9,895	14,843	9,895	453,191

Earle A. MacKenzie	2/16/2016	5,185	10,369	15,554	10,369	474,900

Adele M. Skolits	2/16/2016	3,802	7,604	11,406	7,604	348,263

William L. Pirtle	2/16/2016	1,814	3,628	5,442	3,628	166,162

Raymond B. Ostroski	2/16/2016	1,633	3,265	4,898	3,265	149,537

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to the outstanding equity awards at 2016 fiscal year-end for the named executive officers.

2016 Outstanding Equity Awards at Fiscal Year-End Table

									Stock Awards
	Option Awards								Equity	Equity
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($) (c) (d)

Christopher E. French	--	--		--	--	9,895	(a)	270,134	4,948	135,080
	--	--		--	--	8,129	(a)	221,908	5,420	147,966
	33,611	14,816	(b)	6.92	2/18/2023	11,383	(b)	310,756	--	--
	--	--		--	--	2,988	(b)	81,572	--	--
	10,504	--		8.29	2/21/2021	--		--	--	--

Earle A. MacKenzie	--	--		--	--	10,369	(a)	283,074	5,185	141,551
	--	--		--	--	9,614	(a)	262,449	6,410	174,993
	66,240	22,082	(b)	6.92	2/18/2023	14,808	(b)	404,258	--	--
	125,296	--		5.41	2/19/2022	4,453	(b)	121,567	--	--
	66,028	--		8.29	2/21/2021	--		--	--	--

Adele M. Skolits	--	--		--	--	7,604	(a)	207,589	3,802	103,795
	--	--		--	--	5,973	(a)	163,063	3,982	108,709
	19,752	6,588	(b)	6.92	2/18/2023	8,202	(b)	223,915	--	--
	27,774	--		5.41	2/19/2022	5,038	(b)	137,537	--	--
	9,664	--		8.29	2/21/2021	--		--	--	--
	4,524	--		8.25	6/21/2020	--		--	--	--

William L. Pirtle	--	--		--	--	3,628	(a)	99,044	1,814	49,522
	--	--		--	--	2,969	(a)	81,040	1,980	54,054
	1,999	1,999	(b)	6.92	2/18/2023	3,610	(b)	98,553	--	--
	2,794	--		5.41	2/19/2022	1,570	(b)	42,861	--	--

Raymond B. Ostroski	--	--		--	--	3,265	(a)	89,135	1,633	44,581
	--	--		--	--	2,270	(a)	61,957	1,514	41,332
	550	45,000	(e)	6.92	2/18/2020	2,736	(b)	74,693	--	--

(a)
All executive officers were granted Relative Total Shareholder Return performance units (“RTSR Awards”) on February 16, 2016.  Pursuant to the terms of the RTSR Awards, the Company’s stock performance over a three-year period ended December 31, 2018 will be compared to a group of 38 peer companies, and the actual number of shares to be issued will be determined based upon the performance of the company’s stock as compared with that of the peer group.  A target number of performance units (as shown in the 2016 Grants of Plan-Based Awards Table, below) was established for each executive officer at the time of the grant.  The actual number of shares to be issued ranges from 0 shares (if the Company’s stock performance is in the bottom 25% of the peer group) to 150% of the target shares (if the Company’s stock performance is in the top 25% of the peer group).  Subject to requirements relating to continued employment with the Company, and to special vesting provisions in case of a change of control, the shares will vest on the date (which will be no earlier than January 1 and no later than March 15, 2019) that the Compensation Committee makes the determination of the Company’s performance relative to the peer group.

(b)
All executive officers were granted awards of non-vested shares on February 16, 2016, February 18, 2015 and February 19, 2014. All executive officers were granted awards of options and non-vested shares on February 18, 2013, February 20, 2012, and February 21, 2011.  All of the options and shares granted vest ratably over four years.  For options, the exercise prices (as adjusted to reflect the stock split) were $6.92, $5.41, and $8.29 for the grants made in 2013, 2012, and 2011 respectively.  The fair values for these awards were $2.18, $1.56, and $2.35 for the 2013, 2012, and 2011 grants, respectively.  Grants of restricted stock were marked to the fair market value of $21.70, $15.01, $13.00, $6.92, $5.41, and $8.29 per share on the respective dates of grant for the 2016, 2015, 2014,  and 2013 grants, respectively.

(c)	Market value is based on the closing price of the Company’s common stock of $27.30 as of December 30, 2016.
(d)	The value of the RTSR Awards was based on the threshold number times the closing price of the Company’s stock on December 30, 2016.
(e)
Mr. Ostroski was granted an award of options on February 18, 2013.  His unvested options at December 31, 2016 are scheduled to vest 15,000 options per year in each year from February 18, 2017 through February 18, 2019.  These options were granted with an exercise price of $6.92 and a fair value of $2.135 per share.

Option Exercises and Stock Vested

The following table presents information with respect to the options exercised and stock awards vested during the 2016 fiscal year for the named executive officers.

2016 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting

Christopher E. French	182,047	$4,002,777	14,425	$316,880
Earle A. MacKenzie	63,818	1,100,222	19,651	431,716
Adele M. Skolits	8,086	74,957	16,900	371,723
William L. Pirtle	--	--	6,153	135,162
Raymond B. Ostroski	14,450	291,023	2,124	46,656

Nonqualified Defined Contribution Plan

In March 2007, effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan to convert it from a defined benefit plan to a defined contribution plan.  The Company discontinued contributions to the plan effective June 2010.  Participants may direct their balances to a variety of investment options, and returns on these investment options will be reflected as gains or losses in the participants’ accounts under this plan.  The Company will also reflect those gains or losses as investment gains or losses on its financial statements.  The Company elected to establish a rabbi trust and to contribute amounts to the rabbi trust equal to the participants’ opening balances in the plan, as well as Company contributions required under the plan, and to make investments under the rabbi trust as directed by the participants’ election choices.

2016 Nonqualified Deferred Compensation Table

Name	Aggregate Earnings in Last FY	Aggregate Balance at Last FY

Christopher E. French	$95,338	$1,126,548
Earle A. MacKenzie	92,515	1,211,513
Adele M. Skolits	4,237	77,541
William L. Pirtle	30,115	446,215
Raymond B. Ostroski	--	--

Potential Payments Upon Termination or Change in Control

As previously noted, the Company’s named executive officers do not have employment or change of control agreements.  Upon termination of employment, whether by resignation, change of control, severance, retirement, or other reason, all officers are eligible to receive lump-sum distributions of their vested accumulated benefits under the Executive Supplemental Retirement Plan and all previously vested stock or stock option grants outstanding at the time of termination of employment.  Vesting of equity-based compensation does not automatically accelerate upon a change of control, except for any unvested RTSR performance shares granted on February 18, 2015 or February 16, 2016, which will vest upon change of control.  In addition, certain of the equity-based compensation will continue to vest following retirement for executive officers who are at least 55 years of age and have completed at least 10 years of continuous service with the Company as of the date of retirement.  Such vesting will be in accordance with the original vesting schedule determined at the date of grant.  As of December 31, 2016, Ms. Skolits was not vested in the aggregate balance in the Executive Supplemental Retirement Plan.  Vested stock options as of December 31, 2016, are shown in the Equity Awards Outstanding table.  No other payments to any officers would be triggered by such officer’s termination of employment.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2016 to be included in the Company’s 2017 Annual Meeting of Shareholders Proxy Statement (the “Proxy”).  Based on the reviews and discussions referred to above, we have recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy and incorporated by reference into the Company’s Annual Report on Form 10-K.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Tracy Fitzsimmons, Chair
John W. Flora
Richard L. Koontz, Jr.
James E. Zerkel II

Certain Relationships and Related Transactions

As set forth in the Audit Committee charter, the Audit Committee is responsible for reviewing all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.  During 2016, the Company and its subsidiaries made numerous purchases of fuel from Holtzman Oil Corporation and entities affiliated with Holtzman Oil Corporation.  The Company also leases a small parcel of land to Holtzman Oil Corporation, and sells telephone and internet services to Holtzman Oil Corporation.  Mr. Koontz is a Vice President of Holtzman Oil Corporation.  For the period from January 1, 2016 through December 31, 2016, total purchases were approximately $156,012.  For the period from January 1, 2016 through December 31, 2016, the Company received rent in the amount of $504, and received payment for services in the amount of approximately $54,206, from Holtzman Oil Corporation.  All transactions with Holtzman Oil Corporation and its affiliates were at market or tariffed rates pursuant to arms-length agreements.

SHAREHOLDER RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017.  Our shareholders are asked to ratify that appointment at the annual meeting.  In accordance with its charter, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.  If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain KPMG LLP as the Company’s independent registered public accounting firm.  Even if the appointment of KPMG LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP are expected to attend the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

KPMG LLP served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2015 and 2016.  The following sets forth the aggregate fees billed by KPMG LLP to the Company for those fiscal years.

	2015	2016
Audit services	$674,500	$1,792,700
Audit-related services	17,200	--
Tax services	--	--
All other services	--	--
Total	$691,700	$1,792,700

In making its appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017, the Audit Committee considered whether KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.  KPMG LLP does not presently provide any non-audit services to the Company.

Audit Fees

Audit services include services performed by KPMG LLP to comply with generally accepted auditing standards related to the audit of the Company’s consolidated financial statements and review of interim consolidated financial statements.  The audit fees shown above for the 2015 and 2016 fiscal years were incurred principally for services rendered in connection with the audits of the Company’s consolidated financial statements and for work relating to the PCS subsidiary, and included the audits of the Company’s internal control over financial reporting and limited quarterly review services.  The audit fees shown above for 2016 also include nonrecurring transaction-related fees relating to the audit work performed in connection with the Company’s the nTelos acquisition.

Audit-Related Fees

Audit-related services include assurance and related services that are customarily performed by independent registered public accounting firms.  Audit-related fees for 2015 include amounts incurred in connection with the audit of the Company’s defined-contribution 401(k) plan.

Tax Fees

There were no tax services provided by KPMG LLP for the 2015 and 2016 fiscal years.

All Other Fees

There were no other services provided by KPMG LLP which would be classified as “all other fees” for the 2015 or the 2016 fiscal year.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm.  The Audit Committee pre-approves all audit and permissible non-audit services provided by such firm.  For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of KPMG LLP.

Report of the Audit Committee

The Audit Committee of the Company’s Board of Directors is a standing committee composed of three non-employee directors who meet the independence and expertise requirements of the listing standards of the Nasdaq Stock Market.

During the fiscal year ended December 31, 2016, the Audit Committee reviewed with the Company’s management, Grant Thornton, LLP (who serves as the Company’s consultant engaged to perform internal control testing), and KPMG LLP (the Company’s independent registered public accounting firm), the scope of the annual audit and audit plans, the results of internal control testing and external audit examinations, the evaluation of the Company’s system of internal control, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting.  KPMG LLP is responsible for performing an integrated audit and issuing reports on the following:  (1) the Company’s consolidated financial statements; and (2) the Company’s internal control over financial reporting.  As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, KPMG LLP reports directly to the Audit Committee.  The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm and approved the firm’s compensation.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by the Nasdaq Stock Market, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants.  In addition, KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG LLP the firm’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Dale S. Lam, Chair
Leigh Ann Schultz
Kenneth L. Quaglio

NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking shareholders to approve, in a non-binding vote, the Company’s named executive officer compensation as disclosed in this proxy statement.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to attract and retain the management talent needed to successfully lead our Company and increase shareholder value.

The Board urges shareholders to read the Compensation Discussion and Analysis beginning on page 13 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table appearing on page 19, and other related compensation tables and narratives of this proxy statement, which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

A vote on this resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors or the Company.  Although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the compensation of the Company’s named executive officers.

NON-BINDING VOTE ON FREQUENCY OF FUTURE
NON-BINDING VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The previously described proposal asks shareholders to vote on a non-binding basis to approve the Company’s named executive officer compensation.  The Company is required under Section 14A of the Exchange Act and the SEC’s rules thereunder to provide this type of non-binding vote at least once every three years.  In accordance with Section 14A of the Exchange Act and related SEC rules, this proposal asks shareholders to vote on whether future non-binding votes on named executive officer compensation should occur annually, every two years or every three years.

In 2011, the Company’s shareholders approved the proposal that non-binding votes on named executive officer compensation occur annually, and the Company has conducted such votes each subsequent year.  After careful consideration, the Board of Directors has determined that continuing to have a non-binding vote on executive compensation annually is the most appropriate policy for the Company at this time, and recommends that future non-binding votes on named executive officer compensation occur annually.  While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually.  Holding an annual non-binding vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.

This vote on the frequency of future non-binding votes on executive compensation is not binding on the Board or the Company.  Shareholders will be able to specify one of four choices for this proposal on the proxy card:  annually; every two years; every three years; or abstain.  Shareholders are not voting to approve or disapprove the Board’s recommendation.

Generally, approval of any proposal presented to shareholders will be approved if the number of votes cast in favor of the proposal is greater than the number of votes cast against the proposal.  However, because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.  Although this vote is not binding on it, the Board will take into account the outcome of this vote in making a determination on the frequency at which non-binding votes on named executive officer compensation will be included in the Company’s proxy statement.

The Board of Directors unanimously recommends that shareholders vote to conduct future non-binding votes on named executive compensation annually.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company.  The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file.  On May 23, 2016, James E. Zerkel II filed a Form 4 report to correct an inadvertent failure to timely report five transactions occurring between March 3 and March 16, 2016. Based solely upon a review of Section 16(a) reports furnished to the Company for 2016 or written representations that no other reports were required, the Company believes that except as noted above, the foregoing reporting persons complied with all filing requirements for fiscal year 2016.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2018

Under SEC rules, in order for shareholder proposals to be presented at the Company’s annual meeting of shareholders in 2018, such proposals must be received by the Company’s secretary at the Company’s principal office in Edinburg, Virginia, no later than November 9, 2017.  The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

In addition, the Company’s bylaws require that notice of proposals by shareholders to be brought before any annual meeting generally must be delivered to the Company not less than 120 days before the meeting.  The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting:  (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and record address of the shareholder proposing such business; (c) the class, series and number of shares of the Company’s stock that are beneficially owned by the shareholder proposing such business; and (d) any material interest of the shareholder in such business.

The provisions in the Company’s bylaws concerning notice of proposals by shareholders are not intended to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

SHAREHOLDER COMMUNICATIONS

Shareholders may send communications directly to the Company’s Board of Directors at the following address:   Board of Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

OTHER MATTERS

The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others.  If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Raymond B. Ostroski
Secretary

Dated:  March 23, 2017

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24071-P86569

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

SHENANDOAH TELECOMMUNICATIONS COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees to serve for the term expiring in 2020:

01) Tracy Fitzsimmons
02) John W. Flora
03) Kenneth L. Quaglio

Nominee for the remainder of the term expiring in 2018:

04) Leigh Ann Schultz

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote FOR the following proposal:

	Annually	Every 2 Years	Every 3 Years	Abstain
4. To consider and approve, in a non-binding vote, to conduct future shareholder votes on named executive officer compensation annually.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting & Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

E24072-P86569

SHENANDOAH TELECOMMUNICATIONS COMPANY
Annual Meeting of Shareholders
May 2, 2017 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Ken L. Burch, Dale S. Lam, and James E. Zerkel II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SHENANDOAH TELECOMMUNICATIONS COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, EDT on May 2, 2017, at the Shenandoah Telecommunications Auditorium, 500 Shentel Way, Edinburg, VA 22824, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side